Exhibit 10.15
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Cardtronics, LP, a Delaware limited partnership (the “Company”), Cardtronics, Inc. (the “Parent Company”), and Thomas E. Upton (the “Employee”) effective as of January 1, 2005.
     WHEREAS, the Company and the Employee have heretofore entered into that certain Employment Agreement dated as of June 1, 2001 (the “Employment Agreement”); and
     WHEREAS, the Company and the Employee desire to amend the Employment Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and the Employee hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be and is hereby amended as hereafter provided:
     1. Section 3.1 of the Employment Agreement shall be deleted and the following shall be substituted therefore:
     “3.1 Employment Term. The term of the Employee’s employment with the Company shall commence on the Effective Date and end on January 31, 2008 (the “Stated Term”) unless earlier terminated in accordance with this Agreement (such period of employment, as it may be earlier terminated, being referred to herein as the “Employment Term”).”
     2. Section 3.3(b) of the Employment Agreement shall be deleted and the following shall be substituted therefore:
“(b) If the Employee’s employment shall terminate upon Employee’s death or pursuant to Section 3.2(b)(i) or (iii), then the Employee shall be entitled to receive severance pay equal to the Base Salary for the lesser of (A) twelve months or (B) the number of months remaining in the Stated Term.”
     3. Section 3.3(c) of the Employment Agreement shall be deleted and the following shall be substituted therefore:
“(c) Intentionally omitted.”
     4. The first sentence of Section 4.1 of the Employment Agreement shall be deleted and the following shall be substituted therefore:
“From and after January 1, 2005, the Company shall pay the Employee an annual gross salary of $210,000.00 (the “Base Salary”), which the Company shall pay to the Employee in bi-weekly installments in accordance with the Company’s regular payroll practice for management employees.”

     5. Section 5.2 of the Employment Agreement shall be deleted and the following shall be substituted therefore:
     “5.2 Disclosure to the Employee. The Company has and will disclose to the Employee, or place the Employee in a position to have access to or develop, Confidential Information and Work Product of the Company or its Affiliates; and/or has and will entrust the Employee with business opportunities of the Company or its Affiliates; and/or has and will place the Employee in a position to develop business good will on behalf of the Company or its Affiliates. The Employee agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of the Company or its Affiliates.”
     6. The text of Section 7.1 of the Employment Agreement that precedes Section 7.1(a) of the Employment Agreement shall be deleted and the following shall be substituted therefore:
     “7.1 In General. As part of the consideration for the compensation and benefits to be paid to the Employee hereunder; to protect the trade secrets and Confidential Information of the Company or its Affiliates that has been and will in the future be disclosed or entrusted to the Employee, the business good will of the Company or its Affiliates that has been and will in the future be developed in the Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to the Employee by the Company or its Affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Employee agree to the provisions of this Section 7.1. The Employee agrees that, from the date hereof until 24 months after the date of the Employee’s termination of employment with the Company for any reason whatsoever (the “Non-Compete Period”), the Employee shall not:”
     7. Section 7.1(a) of the Employment Agreement shall be deleted and the following shall be substituted therefore:
“(a) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, contractor or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of, any business in any of the business territories in which the Company is presently or from time-to-time conducting business that either owns and operates an ATM business, which business consists of one or more of the following activities: owning, operating, and managing ATMs (a “Competitive Operation”); provided, however, that this provision shall not preclude the Employee from (i) being employed by an electronics funds processing company, an armored carrier company, or a financial institution that may process ATM transactions and provide cash and cash management services to an ATM Business; (ii) being employed by any financial institution so long as Employee’s principal duties at such institution are not directly and primarily related to the ATM business; or (iii) owning less than 2% of the equity securities of any publicly held Competitive Operation so long as the Employee does not serve as an employee, officer, director or consultant to such business;”
     8. This Amendment is executed in connection with an anticipated equity investment in the Parent Company by TA Associates, Inc. or its affiliates (“TA”). Following that investment, the Company will undertake and complete no later than September 30, 2005, a comprehensive compensation study covering all executive compensation issues, e.g. salary, stock options, paid holidays, and other perquisites. Upon completion of that study, Employee’s compensation package may be modified; provided, however that no such modification will contain a reduction in the Base Salary or other benefits set forth in the Employment Agreement or this Amendment or be effective unless executed by the Employee.

     9. The defined term “Annual Base Salary” in Exhibit “A” is deleted.
     10. This Amendment (a) shall supersede any prior agreement between the Company, the Parent Company, and the Employee relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under the Employee.
     11. Except as expressly modified by this Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agree
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on this the 10th day of February, 2005.

“EMPLOYEE”	“COMPANY”

CARDTRONICS, LP

/s/ Thomas E. Upton
Thomas E. Upton	By: /s/ J. Chris Brewster

Name: J. Chris Brewster

Title: Chief Financial Officer

“PARENT COMPANY”

CARDTRONICS, INC.

By: /s/ J. Chris Brewster

Name: J. Chris Brewster

Title: Chief Financial Officer